Exhibit 5

        October 25, 1995

        J. P. Morgan & Co. Incorporated
        60 Wall Street
        New York, New York  10260

          Re:  J. P. Morgan & Co. Incorporated
               Incentive Compensation Plan
               -------------------------------


Ladies and Gentlemen:

     I am Vice President, Assistant General Counsel and Assistant Secretary of J. P. Morgan & Co. Incorporated, a Delaware corporation ("Morgan"). In such capacity, I have acted as counsel for Morgan in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 500,000 shares of Common Stock, $2.50 par value per share, of Morgan ("Morgan Common Stock") in connection with the Incentive Compensation Plan of J.P. Morgan & Co. Incorporated and Affiliated Companies (the "Plan").

     I have examined originals or copies, certified or otherwise identified to my satisfaction of such corporate records, certificates and other documents relating to the Plan by Morgan and to the authorization by Morgan of the Morgan Common Stock which may be purchased by Morgan for distribution to eligible employees who elect to receive deferred awards of Morgan Common Stock pursuant to the Plan as I have considered necessary or appropriate for the purpose of this opinion.

     Upon the basis of the foregoing, I am of the opinion that the shares of Morgan Common Stock to be delivered pursuant to the Plan have been duly authorized and, when delivered in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on behalf of Morgan and the Plan. I also consent to the use of my name under the caption "Legal Opinion" in the Prospectus contained in the Registration Statement.


                                   Very truly yours,

                                   Margaret M. Foran/s/